ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          CHURCHILL DOWNS INCORPORATED

            Pursuant to the provisions of Section 271B.10-060 of the Kentucky Business Corporation Act, the undersigned corporation adopts the following articles of amendment to set forth the preferences, limitations and relative rights of a series of shares of its Preferred Stock, without par value, under
Article VII of its Articles of Incorporation.

            FIRST: The name of the Corporation is Churchill Downs
Incorporated.

            SECOND: The text of the amendment determining the terms of the series of shares of the Preferred Stock is as follows:

     I. Designation and Number of Shares. This series of the Preferred Stock shall be designated as "Series 1998 Preferred Stock" (the "Series 1998 Preferred Stock"). The number of shares initially issuable as the Series 1998 Preferred Stock shall be 8,000; provided, however, that, if more than a total of 8,000 shares of Series 1998 Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 19, 1998, between the Corporation and Bank of Louisville, as Rights Agent (the "Rights Agreement"), the Board of Directors of the Corporation, shall, if then permitted by the Kentucky Business Corporation Act, direct by resolution or resolutions that Articles of Amendment of the Articles of Incorporation of the Corporation be properly executed and filed with the Secretary of State of Kentucky providing for the total number of shares issuable as Series 1998 Preferred Stock to be increased (to the extent that the Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

II.   Dividends or Distributions.

      (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series 1998 Preferred Stock with respect to dividends, the holders of shares of the Series 1998 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (I) annual dividends payable in cash on January 15 of each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as an "Annual Dividend Payment Date"), commencing on the first Annual Dividend Payment Date after the first issuance of a share or a fraction of a share of Series 1998 Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent), less the amount of all cash dividends declared on the

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Series 1998  Preferred  Stock  pursuant to the  following  clause (ii) since the immediately preceding Annual Dividend Payment Date or, with respect to the first Annual Dividend Payment Date, since the first issuance of any share or fraction of a share of Series 1998 Preferred Stock (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of non-cash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series 1998 Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after March 19, 1998, excluding, however, the two-for-one stock split or stock dividend declared by the Corporation on March 19, 1998, the Corpora tion shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after March 19, 1998, the Corporation shall issue any shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then, in each such event, the Formula Number shall be appropriately adjusted to reflect such merger, share exchange, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, share exchange, reclassification or change.

      (b) The Corporation shall declare a dividend or distribution on the Series 1998 Preferred Stock as provided in Section II(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Annual Dividend Payment Date and the next subsequent Annual Dividend Payment Date, a dividend of $.01 per share on the Series 1998 Preferred Stock shall

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nevertheless  be payable on such subsequent  Annual  Dividend  Payment Date. The
Board of Directors may fix a record date for the determination of holders of shares of Series 1998 Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

      (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series 1998 Preferred Stock from and after the Annual Dividend Payment Date next preceding the date of original issue of such shares of Series 1998 Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series 1998 Preferred Stock entitled to receive an annual dividend and on or prior to the next succeeding Annual Dividend Payment Date shall begin to accrue and be cumulative from and after such Annual Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series 1998 Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series 1998 Preferred Stock entitled to receive an annual dividend on the first Annual Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series 1998 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding and entitled to receive such dividends.

      (d) So long as any shares of the Series 1998 Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock, unless, in each case, the dividend required by this Section II to be declared on the Series 1998 Preferred Stock shall have been declared and paid.

      (e) The holders of the shares of Series 1998 Preferred Stock shall not be entitled to receive any dividends or other distributions, except as provided herein.


     III. Voting Rights. The holders of shares of Series 1998 Preferred Stock shall have the following voting rights:

      (a) Each holder of Series 1998 Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each whole share of Series 1998 Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

      (b)   Except as otherwise provided herein or by applicable law,

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the holders of shares of Series 1998  Preferred  Stock and the holders of shares of Common Stock shall vote together as one voting group for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

      (c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of two annual dividends (whether or not consecutive) payable on any share or shares of Series 1998 Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series 1998 Preferred Stock, voting separately as a voting group to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series 1998 Preferred Stock being entitled to cast a number of votes per whole share of Series 1998 Preferred Stock equal to the Formula Number. Until the default in payments of all dividends that permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series 1998 Preferred Stock at the time entitled to cast such number of votes as are required by law for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled only by the vote of such holders. If and when such default shall cease to exist, the holders of the Series 1998 Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate to the extent permitted by law, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section III(C) shall be in addition to any other voting rights granted to the holders of the Series 1998 Preferred Stock in this Section III.

      (d) Except as provided herein, in Section XI or by applicable law, holders of Series 1998 Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

IV.   Certain Restrictions.

      (a) Whenever annual dividends or other dividends or distributions payable on the Series 1998 Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares

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of Series 1998 Preferred Stock outstanding shall have been paid in full, the Corporation shall not

            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998 Preferred Stock;

            (ii) declare or pay dividends on or make any other distribu tions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1998 Preferred Stock, except dividends paid ratably on the Series 1998 Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consider ation shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1998 Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series 1998 Preferred Stock; or

            (iv) purchase or otherwise acquire for consideration any shares of Series 1998 Preferred Stock, or any shares of stock ranking on a parity with the Series 1998 Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section IV, purchase or otherwise acquire such shares at such time and in such manner.

     V. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series 1998 Preferred Stock, unless, prior thereto, the holders of shares of Series 1998 Pre ferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of $.01 per whole share or an aggregate amount per share equal to the Formula Number then in effect times the

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aggregate  amount to be distributed  per share to holders of Common Stock or (b)
to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 1998 Preferred Stock, except distributions made ratably on the Series 1998 Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     VI. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then, in any such case, the then outstanding shares of Series 1998 Preferred Stock shall at the same time be similarly exchanged or changed into an amount per whole share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section VI and Section II appear to apply to a transaction, this Section VI will control.

     VII. No Redemption; No Sinking Fund.

      (a) The shares of Series 1998 Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series 1998 Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series 1998 Preferred Stock in the open market or by offer to any holder or holders of shares of Series 1998 Preferred Stock.

      (b) The shares of Series 1998 Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

     VIII. Ranking. The Series 1998 Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

     IX. Fractional Shares. The Series 1998 Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-thousandth (1/1,000) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive divi dends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series 1998 Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share

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of Series 1998 Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one-thousandth (1/1,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series 1998 Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series 1998 Preferred Stock.

     X. Reacquired Shares. Any shares of Series 1998 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without par value, of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new series of such Preferred Stock as permitted by law.

     XI. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series 1998 Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series 1998 Preferred Stock so as to affect such holders adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series 1998 Preferred Stock, voting as a separate voting group; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of Series 1998 Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series 1998 Preferred Stock originally issued upon exercise of a Right after the time of such approval without the approval of such holder.

            THIRD: This amendment was duly adopted by the Board of Directors of the Corporation without shareholder action on March 19, 1998. Shareholder action was not required.

            IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 19th day of March, 1998.

                                   CHURCHILL DOWNS INCORPORATED



                                   By:\s\Thomas H. Meeker
                                      ---------------------

                                   Title: President and Chief Executive Officer




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COMMONWEALTH OF KENTUCKY      )
                              )
COUNTY OF JEFFERSON           )


            The foregoing instrument was acknowledged before me this 19th day of March, 1998, by Thomas H. Meeker, of CHURCHILL DOWNS INCORPORATED, a Kentucky corporation, on behalf of the corporation.


                                    -----------------------------------
                                    Notary Public

                                    Commission Expires:_________________


THIS INSTRUMENT PREPARED BY:



\s\Robert A. Heath
-------------------
Robert A. Heath
WYATT, TARRANT & COMBS
2800 Citizens Plaza
Louisville, Kentucky  40202
(502) 589-5235






























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